Filed Pursuant To Rule 433

Registration Statement No. 333-180955

Free Writing Prospectus Dated April 26, 2012

Molson Coors Brewing Company

Pricing Term Sheet

April 26, 2012

$300,000,000 2.000% Senior Notes due 2017
$500,000,000 3.500% Senior Notes due 2022
$1,100,000,000 5.000% Senior Notes due 2042

2.000% Senior Notes due 2017

Issuer:	Molson Coors Brewing Company (the “Company”)

Ratings:*	Moody’s: Baa2 S&P: BBB- Fitch: BBB

Principal Amount:	$300,000,000 of 2.000% Senior Notes due 2017 (the “2017 Notes”)

Maturity Date:	May 1, 2017

Trade Date:	April 26, 2012

Original Issue Date (Settlement) (T+5):	May 3, 2012

Interest Accrual Date:	May 3, 2012

Issue Price (Price to Public):	99.717%

Price to the Company:	99.117%

Proceeds (before expenses) to the Company after Gross Spread:	$297,351,000

Interest Rate (Coupon):	2.000% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each May 1 and November 1, commencing November 1, 2012

Benchmark Treasury:	1.000% due March 31, 2017

Spread to Benchmark:	T+125 basis points

Benchmark Treasury Price/ Yield:	100-29 1/4 / 0.810%

Yield to Maturity:	2.060%

Optional Redemption:	At any time and from time to time, the 2017 Notes will be redeemable, as a whole or in part, at the Company’s option at a redemption price equal to the greater of:

•      100% of principal amount of the 2017 Notes to be redeemed, and

•      the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the 2017 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 20 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	60871R AB6 / US60871RAB69

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated (2042 Notes)
Barclays Capital Inc. (2022 Notes)
J.P. Morgan Securities LLC (2017 Notes)
UBS Securities LLC (2042 Notes)
Wells Fargo Securities, LLC (2022 Notes)

Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA) Inc. Rabo Securities USA, Inc. TD Securities (USA) LLC

*Note:            A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

3.500% Senior Notes due 2022

Issuer:	Molson Coors Brewing Company (the “Company”)

Ratings:*	Moody’s: Baa2 S&P: BBB- Fitch: BBB

Principal Amount:	$500,000,000 of 3.500% Senior Notes due 2022 (the “2022 Notes”)

Maturity Date:	May 1, 2022

Trade Date:	April 26, 2012

Original Issue Date (Settlement):	May 3, 2012

Interest Accrual Date:	May 3, 2012

Issue Price (Price to Public):	99.649%

Price to the Company:	98.999%

Proceeds (before expenses) to the Company after Gross Spread:	$494,995,000

Interest Rate (Coupon):	3.500% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each May 1 and November 1, commencing November 1, 2012

Benchmark Treasury:	2.000% due February 15, 2022

Spread to Benchmark Treasury:	T+160 basis points

Benchmark Treasury Price/ Yield:	100-16+ / 1.942%

Yield to Maturity:	3.542%

Optional Redemption:	At any time and from time to time, the 2022 Notes will be redeemable, as a whole or in part, at the Company’s option at a redemption price equal to the greater of:

•      100% of principal amount of the 2022 Notes to be redeemed, and

•      the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 25 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	60871R AC4 / US60871RAC43

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated (2042 Notes)
Barclays Capital Inc. (2022 Notes)
J.P. Morgan Securities LLC (2017 Notes)
UBS Securities LLC (2042 Notes)
Wells Fargo Securities, LLC (2022 Notes)

Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA) Inc. Rabo Securities USA, Inc. TD Securities (USA) LLC

*Note:            A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

5.000% Senior Notes due 2042

Issuer:	Molson Coors Brewing Company (the “Company”)

Ratings:*	Moody’s: Baa2 S&P: BBB- Fitch: BBB

Principal Amount:	$1,100,000,000 of 5.000% Senior Notes due 2042 (the “2042 Notes”)

Maturity Date:	May 1, 2042

Trade Date:	April 26, 2012

Original Issue Date (Settlement):	May 3, 2012

Interest Accrual Date:	May 3, 2012

Issue Price (Price to Public):	99.815%

Price to the Company :	98.940%

Proceeds (before expenses) to the Company after Gross Spread:	$1,088,340,000

Interest Rate (Coupon):	5.000% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each May 1 and November 1, commencing November 1, 2012

Benchmark Treasury:	3.125% due November 15, 2041

Spread to Benchmark:	T+190 basis points

Benchmark Treasury Price/ Yield:	100-8 / 3.112%

Yield to Maturity:	5.012%

Optional Redemption:	At any time and from time to time, the 2042 Notes will be redeemable, as a whole or in part, at the Company’s option at a redemption price equal to the greater of:

•      100% of principal amount of the 2042 Notes to be redeemed, and

•      the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the 2042 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	60871R AD2 / US60871RAD26

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated (2042 Notes)
Barclays Capital Inc. (2022 Notes)
J.P. Morgan Securities LLC (2017 Notes)
UBS Securities LLC (2042 Notes)
Wells Fargo Securities, LLC (2022 Notes)

Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA) Inc. Rabo Securities USA, Inc. TD Securities (USA) LLC

*Note:            A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

It is expected that delivery of the notes will be made against payment therefor on or about May 3, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as T+5). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Deutsche Bank Securities Inc. at 1-800-221-1037 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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